                                 RULE 424(b)(3)
                                 REGISTRATION NO. 333-40669

                            PRICING SUPPLEMENT NO. 17
                      TO PROSPECTUS DATED December 10, 1997
                       (As supplemented December 12, 1997)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                MEDIUM-TERM NOTES
                              (Floating Rate Note)
                    (Due One Year or More from date of issue)

Designation: Floating Rate                Original Issue Date:
Medium-Term Notes                         September 18, 1998
due September 18, 2000

Principal Amount:  $50,000,000            Maturity Date:
                                          September 18, 2000

Issue Price (as a percentage of           Regular Record Dates:
Principal Amount):  100%                  Fifteenth calendar day
                                          whether or not a
Interest Base Rate: Federal Funds Rate    Business Day prior to
                                          the corresponding
Spread: 0.20%                             Interest Payment Date

Initial Interest Rate: 5.69%              Interest Payment Dates:
                                          18th day of March, June
                                          September and December,
                                          beginning on December
                                          18, 1998 and ending on
                                          the Maturity Date

Redemption Provisions:  None

Commission or Discount (as
a percentage of Principal
Amount): 0.00%                            Interest Payment Period
                                          Quarterly

CUSIP:  459 20Q BJ2

                                          Interest Reset Dates:
                                          Daily

                                                        Interest Determination
                                                        Dates: Second Business
                                                        Day preceding each
                                                        Interest Reset Date

                                                        Form:[X] Book-Entry
                                                             [ ] Certificated

     This is a Pricing Supplement. It adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It provides specific information about the Notes. The Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent it is not consistent with the terms contained in the Prospectus Supplement and Prospectus.

INTEREST

     The Notes will bear interest at a rate reset on each of the Interest Reset Dates which are specified above. The interest rate in effect from the Original Issue Date to the first Interest Reset Date for the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined at the Federal Funds Rate on each Interest Determination Date plus a Spread of 20 basis points.

Federal Funds Rate means, with respect to any Interest Determination Date, the rate on such date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or if not published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 p.m., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in overnight transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (after consultation with the Company) prior to 9:00 a.m., New York City time, on such Interest

Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Interest Determination Date will be the Federal Funds Rate then in effect on such Interest Determination Date.

     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The Calculation Agent for the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. For purposes of this offering, a "Business Day" as used in this Pricing Supplement and in the accompanying Prospectus Supplement means any day on which commercial banks and foreign exchange markets settle payments in The City of New York.

     Other capitalized terms which are used but which are not defined in this Pricing Supplement have the meanings assigned to them in the accompanying Prospectus Supplement and Prospectus.

 PLAN OF DISTRIBUTION

     The Notes will be sold to Salomon Brothers Inc resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated: September 15, 1998